EXHIBIT 8



                              [FORM OF TAX OPINION]




                                ________ __, 1999


Board of Directors
Webster Financial Corporation
Webster Plaza
Waterbury, Connecticut  06702

Board of Directors
Village Bancorp, Inc.
25 Prospect Street
Ridgefield, Connecticut  06877

Gentlemen/Ladies:

     This opinion is being delivered to you in accordance with Section 7.1(f) of the Agreement and Plan of Merger (the "Agreement"), dated as of November 11, 1998, by and between Webster Financial Corporation ("Webster"), a Delaware corporation and Village Bancorp, Inc. ("Village"), a Connecticut corporation. Pursuant to the Agreement, Village will be merged with and into Webster (the "Merger"). The Agreement also provides for The Village Bank & Trust Company ("Village Bank"), a Connecticut-chartered bank and wholly owned subsidiary of
Village, to merge with and into Webster Bank ("Webster Bank"), a federally-chartered savings bank and wholly owned subsidiary of Webster (the "Bank Merger").

     In connection with the preparation of this opinion, we have examined and with your consent relied upon the following documents (including all exhibits and schedules thereto): (1) the Agreement; (2) the Registration Statement on Form S-4 of Webster (File No. 333-_________) filed with the Securities and Exchange Commission on February __, 1999, as amended by Pre-Effective Amendment No. 1 thereto filed with the Securities and Exchange Commission on _________ __, 1999 (the "Registration Statement") and/or the Proxy Statement/Prospectus of Webster and Village; (3) representations and certifications made to us by Webster (attached hereto as Exhibit A); (4) representations and certifications made to us by Village (attached hereto as Exhibit B); (5) such other instruments and documents related to the formation, organization and operation of Webster and Village or to the consummation of the Merger and the Bank Merger and the transactions contemplated thereby as we have deemed necessary or appropriate. 1/


----------
1/ All capitalized terms used herein and not otherwise defined shall have the same meaning as they have in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").




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Webster Financial Corporation
Village Bancorp, Inc.
__________ __ 1999
Page 2


                            The Proposed Transaction

     Based solely upon our review of the documents set forth above, and upon such information as Webster and Village have provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we understand that the proposed transaction and the relevant facts with respect thereto are as follows:

     Webster is the holding company of Webster Bank. Through Webster Bank, Webster currently serves customers from over 100 banking offices, three commercial banking centers and more than 174 ATMs located in Hartford, New Haven, Fairfield, Litchfield and Middlesex Counties in Connecticut, in addition to telephone banking, video banking and PC banking. On November 4, 1998, Webster announced that it had signed a definitive merger agreement to acquire Maritime Bank & Trust Company ("Maritime Bank") (the "Maritime Bank Merger"). Pursuant to the Maritime Bank Merger, Maritime Bank will merge with and into Webster Bank.

     Village is the holding company of Village Bank. Both Village and Village Bank are headquartered in Ridgefield, Connecticut. Village is engaged principally in the business of attracting deposits from the general public and investing those deposits in residential and real estate loans, and in consumer and small business loans. Village currently serves customers from six banking offices located in the communities of Ridgefield, Danbury, Wilton, Westport and New Milford, Connecticut.

     The purpose of the Merger and the Bank Merger is to enable Webster to acquire the assets and business of Village and Village Bank. After the Merger and the Bank Merger, Village Bank's six branch banking offices will remain open and will be operated as banking offices of Webster Bank. The Merger will result in an expansion of Webster Bank's primary market area to include Village Bank's banking offices in Fairfield and Litchfield Counties, Connecticut. The assets and business of Village Bank's banking offices will broaden Webster's existing operations in Fairfield and Litchfield Counties where Webster Bank currently has nine banking offices. Webster expects to achieve reductions in the current operating expenses of Village upon the consolidation of Village Bank's operations into Webster Bank.

     It is proposed that pursuant to the Agreement, the General Corporation Law of the State of Delaware and the Connecticut Business Corporation Act, Village merge with and into Webster. As a result of the Merger, Village's corporate existence will cease and Webster will be the surviving corporation. As the surviving corporation, Webster will succeed to all of the assets and liabilities of Village.

     By virtue of the Merger, each share of Village Common Stock issued and outstanding prior to the Effective Time (other than Dissenting Shares and certain other shares) will be converted into either: (a) the right to receive $23.50 in cash, without interest; (b) the right to receive that number of shares of Webster Common Stock determined by dividing $23.50 by the Base Period Trading Price, as may be adjusted pursuant to the Agreement (the "Exchange Ratio"), provided, however, that if the Base Period Trading Price is greater than $27.50, the Exchange Ratio will be 0.8545 and if the Base Period Trading Price is less than $19.50, the Exchange Ratio will be 1.2051; or (c) a combination of cash and Webster Common Stock.

     Certificates for fractions of shares of Webster Common Stock will not be issued. In lieu of a fraction of a share of Webster Common Stock, each holder of Village Common Stock otherwise entitled to a fraction of a share of Webster Common Stock will be entitled to receive an amount of cash equal to (i) the fraction of a share of the Webster Common Stock to which such holder


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Webster Financial Corporation
Village Bancorp, Inc.
__________ __ 1999
Page 3


would otherwise be entitled, multiplied by (ii) the closing time average market value of the Webster Common Stock, which will be deemed to be the average of the daily closing prices per share for Webster Common Stock for the fifteen consecutive trading days on which shares of Webster Common Stock are actually traded ending on the third trading day preceding the Closing Date.

     Shares of Village Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by shareholders who have properly dissented within the meaning of the applicable provisions of the Connecticut Business Corporation Act will not be converted into the right to receive shares of Webster Common Stock or cash, as the case may be, unless and until such shareholders have failed to perfect or have effectively withdrawn or lost their right to payment under applicable law.

     No more than 20 percent of the total value of the Merger consideration may be used to pay Village shareholders who elect to receive cash instead of Webster Common Stock, to pay cash instead of fractional shares and to pay any dissenters. If too many Village shareholders elect to receive cash instead of Webster Common Stock, those Village shareholders will receive a prorated amount of cash and the remainder of the Merger consideration that they are entitled to receive will be paid to them in Webster Common Stock. If the amount of cash paid instead of fractional shares or to be paid to dissenters exceeds the 20 percent limit, no cash will be paid to Village shareholders who elect cash instead of Webster Common Stock.

     At the Effective Time, each option granted by Village to purchase shares of Village Common Stock under the Village Stock Plan which is outstanding and unexercised immediately prior thereto will be converted automatically into an option to purchase shares of Webster Common Stock, with adjustment in the number of shares and exercise price to reflect the Exchange Ratio.

     Immediately upon the Effective Time, Village Bank will merge with and into Webster Bank in the Bank Merger, with Webster Bank being the Surviving Bank in the Bank Merger. As a result of the Bank Merger, each share of Village Bank common stock issued and outstanding immediately prior to the Effective Time will be canceled and the 1,000 shares of Webster Bank common stock issued and outstanding immediately prior to the Effective Time will remain issued and outstanding and will constitute the only shares of capital stock of the Surviving Bank issued and outstanding immediately after the Effective Time.

                         Assumptions and Representations

     In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

     1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine. We have also assumed that there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

     2. The Merger will be consummated in accordance with applicable state law and will qualify as a statutory merger under applicable state law.

     3. All representations made in the exhibits hereto are true, correct, and complete in all material respects. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

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Webster Financial Corporation
Village Bancorp, Inc.
__________ __ 1999
Page 4


     4. The Merger will be consummated in accordance with the Agreement and as described in the Proxy Statement/Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); both Webster and Village will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder; and the Agreement and all other documents and instruments referred to therein or in the Proxy Statement/Prospectus are valid and binding in accordance with their terms.

                    Opinion - Federal Income Tax Consequences

     Based upon and subject to the assumptions and qualifications set forth herein, it is our opinion that for Federal income tax purposes the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

     In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

     1. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the "IRS") in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. Neither Webster nor Village has requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

     2. This letter  addresses  only the  specific  tax opinion set forth above.
This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or the Bank Merger or any other transaction (including any transaction undertaken in connection with the Merger).

     3. We express no opinion regarding, among other things, the tax consequences of the Merger (including the opinion set forth above) as applied to specific shareholders of Village or that may be relevant to particular classes of Village shareholders, such as dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions. In addition, we express no opinion regarding the tax consequences to a holder of an option to purchase shares of Village Common Stock who receives an option to purchase shares of Webster Common Stock in exchange therefor pursuant to the Merger.

     4. Our opinion set forth herein is based upon the description of the contemplated transactions as set forth above in the section captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus. If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction other than those set forth in the section captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus or to any transaction whatsoever, including the Merger, if
all  the  transactions   described  in  the  section


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Webster Financial Corporation
Village Bancorp, Inc.
__________ __ 1999
Page 5


captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus are not consummated in accordance with the terms of the section captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     This opinion is provided to Webster and Village only, and without our prior consent, may not be relied upon, used, circulated, quoted or otherwise referred to in any manner by any person, firm, governmental authority or entity whatsoever other than reliance thereon by Webster, Village and the Village shareholders. Notwithstanding the prior sentence, we hereby consent to the use of the opinion letter as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and the filing of our opinion with the Office of Thrift Supervision. In giving the consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                                Sincerely yours,